                                                                 EXHIBIT 10.2(c)



                      RESTRICTED STOCK PURCHASE AGREEMENT



        AGREEMENT made this 1st day of January, 1995 by and between Ekco Group, Inc., a Delaware corporation with a principal place of business at 98 Spit Brook Road, Nashua, New Hampshire 03062 (hereinafter the "Corporation") and ____________________ of __________ _________________, (hereinafter the
"Purchaser").

                             W I T N E S S E T H :

        WHEREAS, the Corporation has adopted and amended the 1984 Restricted Stock Plan (hereinafter the "1984 Plan") and the 1985 Restricted Stock Plan (hereinafter the "1985 Plan") (collectively, the "Plans") to promote the interests of the Corporation by providing an incentive for employees, officers and directors of the Corporation; and

        WHEREAS, pursuant to the provisions of the Plans, the Corporation is offering to sell to the Purchaser shares of the Corporation's Common Stock, par value $.01 per share, certain shares in accordance with the provisions of the 1984 Plan, certain shares in accordance with the provisions of the 1985 Plan, all on the terms and conditions hereinafter set forth; and

        WHEREAS, Purchaser wishes to accept said offer.

        NOW THEREFORE, in consideration of the premises and mutual interests to be served hereby and the mutual covenants and promises contained herein, the Corporation and Purchaser hereby agree as follows:

        1. TERMS OF PURCHASE. (a) The Purchaser hereby accepts the offer of the Corporation to sell to the Purchaser, in accordance with the terms of the 1984 Plan with respect to the shares issued pursuant thereto, the 1985 Plan with respect to the shares issued pursuant thereto and this Agreement, an aggregate of ____________ (______) shares of the Corporation's Common Stock, par value $.01 per share (hereinafter collectively the "Plan Shares") at a purchase price of $________ [@ $0.10 per share] receipt of which is hereby acknowledged by the Corporation.

        (b) In order to determine the rate at which restrictions on disposition may lapse pursuant to Paragraph 3 below (and not for any other purpose), the Plan Shares shall be apportioned into five (5) blocks ("Performance Blocks") and identified as follows:

Name of Block                     Number of Plan Shares
-------------                     ---------------------

                                  1984 Plan   1985 Plan
                                  ---------   ---------
1995 Performance Block
                                  ---------   ---------
1996 Performance Block
                                  ---------   ---------
1997 Performance Block
                                  ---------   ---------

1998 Performance Block
                                  ---------   ---------
1999 Performance Block
                                  ---------   ---------

        2. PROVISIONS OF AGREEMENT CONTROLLING. The Purchaser specifically understands and agrees that the Plan Shares issued under the 1984 Plan are being sold to the Purchaser pursuant to the 1984 Plan, as amended, and the Plan Shares issued under the 1985 Plan are being sold to the Purchaser pursuant to the 1985 Plan, as amended, copies of which Plans Purchaser acknowledges he or she has read, understands and by which he or she agrees to be bound. The provisions of the Plans are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plans and this Agreement the provisions of this Agreement will control.

        3. RESTRICTIONS ON DISPOSITION. In accordance with Paragraph 5(b) of each of the Plans, the Purchaser may not, and hereby specifically agrees that he or she shall not pledge, encumber, hypothecate, assign, sell, transfer, give or otherwise dispose of the Plan Shares, provided, however, that all of the aforesaid restrictions shall lapse and shall no longer apply to:

        (a) Any Plan Shares in any Performance Blocks owned by the Purchaser upon the Purchaser's death.

        (b) Any Plan Shares in any Performance Blocks owned by the Purchaser upon the Purchaser's "Disability" (as that term is specifically defined in Paragraph 8 hereof).

        (c) Any Plan Shares in all Performance Blocks owned by the Purchaser upon the tenth annual anniversary of the Closing Date, provided that the Purchaser is at such date an employee or director of the Corporation and has been an employee or director of the Corporation on at least five (5) consecutive preceding anniversary dates.

        (d) Any Plan Shares in a Performance Block at the rate specified in the Appendix to this Agreement if the criteria for the performance of the Corporation for the year designated for the Performance Block, as set forth in the Appendix, are attained.

        (e) Any Plan Shares in all Performance Blocks owned by the Purchaser upon the occurrence of a Change of Control unless such Change of Control shall have been approved by a resolution adopted by the Board of Directors of the Corporation with at least two-thirds (2/3) of the then serving Corporation directors who are Corporation directors as of the date hereof voting in favor. As used herein, a "Change of Control" shall be deemed to have occurred (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Corporation or any employee stock plan of the Corporation, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing fifteen percent (15%) or more of the outstanding Common Stock of the Corporation; or
(ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the Common Stock of the Corporation, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make such a tender or exchange offer, or (iii) if during any consecutive twelve (12) month period beginning on or after November 6, 1991 individuals who at the beginning of such period were directors of the Corporation cease, for any reason, to constitute at least a majority of the Board of Directors of the Corporation; or (iv) if a merger of, or consolidation involving, the Corporation in which the Corporation's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of the Corporation (whether or not in connection with a sale of all or substantially all of the Corporation's assets) shall be adopted and consummated, or substantially all of the Corporation's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating the Corporation in a different jurisdiction or recapitalizing the Corporation's stock.

        (f) The occurrence of the events described in the aforementioned Subsections (a), (b), (c), (d) and (e) shall each be deemed a ("Lapsing Event").

        (g) Plan Shares as to which the restrictions on disposition have not lapsed are hereinafter referred to as "Restricted Shares."

        (h) Any disposition or encumbrance of any Restricted Shares contrary to the provisions hereof shall be null and void, and the Corporation shall have no obligation to recognize or give effect to such disposition or encumbrance on its books and records or otherwise.

        4. ADDITIONAL SHARES. As used in this Agreement, the term "Restricted Shares" shall be deemed to include any securities issued in respect of the Restricted Shares as a result of a stock split, stock dividend, combination of shares or an exchange for other securities by reclassification, redesignation, merger, consolidation, recapitalization or otherwise.

        5. ESCROW OF SHARE CERTIFICATES. Certificates representing Plan Shares shall be delivered to Devine, Millimet & Branch, P.A., of Manchester, New Hampshire, as Escrow Agent. The Escrow Agent will deliver any Plan Shares as to which restrictions have lapsed pursuant to Section 3 above to the Purchaser as soon as practicable after receipt of written notice signed by either the President, Secretary or Treasurer of the Corporation that a Lapsing Event has occurred. Such notice shall identify the Lapsing Event, and shall instruct the Escrow Agent to deliver such Plan Shares as to which restrictions have lapsed.

        The Escrow Agent will deliver all Plan Shares then held in escrow to the Purchaser as to which restrictions have lapsed pursuant to Section 3(e) upon receipt of written notice signed by Purchaser that a Lapsing Event pursuant to
Section 3(e) has occurred.

        6. TAX LIABILITY OF THE PURCHASER AND PAYMENT OF TAXES. The Purchaser agrees that, to the extent that the lapsing of restrictions on disposition of any of the Restricted Shares or the declaration of dividends on any such shares before the lapse of such restrictions on disposition results in the Purchaser's being deemed to be in receipt of earned income under the provisions of the Internal Revenue Code of 1986, as amended, the Corporation shall be entitled to immediate payment from the Purchaser of the amount of any tax required to be withheld by the Corporation with respect to such earned income as follows:

        (i) in cash to the extent of the greater of two thousand, five hundred dollars ($2,500.00) or ten percent (10%) of such withholding tax, and

        (ii) by the Purchaser's issuing a promissory note (the "Promissory Note") to the Corporation in principal amount equal to the full amount of the balance of such withholding tax, which Promissory Note shall be due and payable with interest at the annual rate of the prime rate of Fleet Bank of Massachusetts, N.A. in effect at the date of the note plus one percent (1%), ninety (90) days after the date on which the taxable event has occurred. The Promissory Note shall also provide for mandatory prepayments equal to (a) twenty-five percent (25%) of any net cash compensation, payable to the Purchaser by the Corporation after the date of the Promissory Note, and (b) one hundred percent (100%) of the proceeds from the sale by Purchaser of any of the Plan Shares then owned. The Promissory Note shall be secured by a pledge of all the Plan Shares which caused the tax liability to occur. Said Promissory Note and pledge shall each be in form and substance reasonably satisfactory to the Corporation.

        In the event Purchaser does not comply with the foregoing within three
(3) days after the due date for payment and presentation of documentation indicating the tax required to be withheld by the Corporation, the Corporation, in addition to its other remedies, will be entitled to the entire amount due hereunder from any salary or any other payments due to the Purchaser from the Corporation.

        7. SECURITIES LAW COMPLIANCE. The Purchaser represents that any sales of Plan Shares at a time when the Purchaser may be deemed an "affiliate" of the Corporation for purposes of the Securities Act of 1933, as amended (the "Act"), shall be made in accordance with the requirements of Rule 144 under the Act (or any successor rule) applicable to sales by an "affiliate" of shares registered under the Act or in a transaction otherwise exempt from the registration requirements of the Act and as to which the Corporation shall have received an opinion of counsel satisfactory to it confirming such exemption.

        8. CORPORATION'S DUTY ON OCCURRENCE OF LAPSING EVENT. Upon the occurrence of a Lapsing Event described in Section 3(c) or 3(d), the Corporation shall give notice of such event to the Escrow Agent immediately, but in no event, later than fifteen days after such event. Upon the occurrence of a Lapsing Event described in Section 3(a) or 3(b) and upon receipt of written request of a duly appointed executor or administrator of the estate of the Purchaser, in the case of death of the Purchaser or the duly authorized representative of the Purchaser or the Purchaser, in the case of Disability of the Purchaser, and of documentation reasonably satisfactory to the Corporation which substantiates the fact of death or Disability, the Corporation shall notify the Escrow Agent as soon as practicable, but in no event, later than fifteen (15) days after receipt of such request.

        The term "Disability" shall mean permanent and total disability as defined in the Corporations's Wage Continuation Plan in effect at the time such Disability is being determined.

        9.  SALE OF RESTRICTED SHARES TO CORPORATION UPON TERMINATION OF
SERVICE.

        (a) In the event that the Purchaser's employment with, or position as a director of, the Corporation terminates for any reason (hereinafter "Termination") other than death, Disability or Change of Control as defined in
Section 3(e) above, then, on the effective date of Termination, the Corporation shall send written notice to the Escrow Agent of such event, no sooner than twenty days and no later than thirty days after the effective date of Termination. Such notice shall contain instructions to the Escrow Agent of either (i) the Corporation's intention to repurchase the Restricted Shares from Purchaser, or (ii) the Corporation's determination not to purchase all or any portion of the Restricted Shares.

        (b) The Corporation will be deemed to have determined not to, and agrees that it will not, purchase all or any portion of the Restricted Shares in the event that:

                (1) the Purchaser has an employment agreement with the Corporation which provides, among other things, that such Purchaser shall immediately upon (i) a Change of Control (as defined therein),
        (ii) Constructive Termination (as defined therein) following a Change of Control, or (iii) termination of employment by the Corporation without "good cause" (as defined and as may be further conditioned therein), have the unconditional, unencumbered and free right, title and interest in all shares of stock of the Corporation which were granted, sold or optioned to the Purchaser by the Corporation at any time prior to the effective date of termination of employment as if all restrictions had lapsed and all events necessary to vest in the Purchaser such rights, including the lapsing of time, had occurred; and

                (2) a condition specified in (i), (ii) or (iii) above, as the case may be, has occurred.

        In the event that conditions (1) and (2) above have been met, the provisions in this Section 9(b), and not the provisions of Section 9(f) below, shall apply.

        (c) The Corporation will be deemed to have determined to, and agrees that it will, purchase all or any portion of the Restricted Shares in the event that the Corporation shall have terminated the Purchaser's employment for good cause. As used herein, "good cause" shall mean and be limited to a material breach of the Purchaser's employment obligations or obligations of confidentiality, all as may be specified in an employment agreement between the Purchaser and the Corporation, or any action by the Purchaser during the term of this Agreement involving willful malfeasance or gross (but not simple) negligence on the part of the Purchaser in a material respect. Notwithstanding the foregoing, following a Change of Control, "good cause" shall not be deemed to have occurred unless (1) the conduct which is the basis for such material breach is either willful or intentionally unlawful, and (2) the Purchaser shall not have ceased such conduct or cured the effect thereof, if curable, so that such breach shall no longer be material within thirty (30) days after the Purchaser shall have received written notice from the Corporation of the Corporation's intention to terminate the Purchaser's employment for good cause, which notice shall specify in detail the basis therefor.

        (d)  If the Corporation elects, or is required pursuant to Subsection
(c) above, to purchase the Restricted Shares from the Purchaser, the Escrow Agent shall deliver such Restricted Shares immediately to the Secretary of the Corporation and the Corporation shall contemporaneously with the receipt thereof make payment to the Purchaser at the price specified in Section 1 above.

        (e)  If the Corporation elects, or is required pursuant to Subsection
(b) above, not to purchase all or any portion of the Restricted Shares, the Escrow Agent shall forthwith deliver one or more certificates representing the Restricted Shares the Corporation has determined not to purchase to the Purchaser and the Purchaser shall be restored to all rights as a stockholder with respect to those shares as of the effective date of Termination. The Corporation may impose such restrictions as it deems appropriate on the transfer of the Restricted Shares which it does not purchase hereunder, subject to the limitations set forth in Paragraph 7 of each of the Plans. Notwithstanding the foregoing, if the conditions set forth in Subsection (b) above have been met, then no such restrictions may be imposed by the Corporation.

        (f) Unless otherwise stated in Subsection (b) above, if the Corporation does not within sixty (60) days after the effective date of Termination give written instructions to the Escrow Agent, then the Corporation will be deemed to have instructed the Escrow Agent to purchase the Restricted Shares from the Purchaser and the terms of Section (d) above shall apply.

        10. EQUITABLE RELIEF, CONSENT TO JURISDICTION AND APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. The Purchaser specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement or either of the Plans, including the attempted transfer of the Restricted Shares by the Purchaser, monetary damages may not be adequate to compensate the Corporation, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Corporation shall be entitled to equitable relief in any court having competent jurisdiction. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for any such breach or threatened breach.

        The Purchaser specifically consents to the jurisdiction of the courts of the State of New Hampshire and to the appointment of the Secretary of the Corporation as his or her agent for the service of process in any action, whether at law or in equity, brought by the Corporation to protect any of its rights hereunder or under the Plans.

        11. NO IMPLIED AGREEMENT. Nothing herein contained shall be deemed to give the Purchaser the right to be retained in the employ of the Corporation.

        12. NOTICES. All notices required by this Agreement shall be in writing signed by the party giving such notice and shall be delivered by registered or certified mail, postage prepaid, to the addresses set forth below:

To the Corporation:       Ekco Group, Inc.
                          98 Spit Brook Road, Suite 102
                          Nashua, New Hampshire 03062
                          Attention:  Corporate Secretary

To the Purchaser:         Purchaser's last address in the records of
                          the Corporation

        13. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and upon their respective successors and assigns and upon Purchaser's heirs, executors and administrators.

        14. GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of New Hampshire.

        15. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

        16. ENTIRE AGREEMENT. This Agreement, the Appendix hereto and the Plans constitute the entire agreement among the parties with respect to the subject matter hereof, and may not be modified, amended, renewed, or terminated, nor may any term, condition or breach of any term or condition be waived, except by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach hereof shall not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                EKCO GROUP, INC.


                                By:_________________________________
                                Title:______________________________
                                Date:_______________________________

                                PURCHASER:


                                ____________________________________
                                (Signature)
                                Date: ______________________________

                                    APPENDIX


        The Plan Shares purchased pursuant to this Agreement are subject to special conditions on the lapsing of restrictions on transfer contained in
Section 3 of the Agreement and hereinbelow. The conditions set forth in Sections 3(c) and 3(d), as more fully described below, of the Agreement are in lieu of the restrictions contained in Paragraph 5(b)(i)(C) of each of the Plans, it being intended that all other provisions of the Plans as the same relate to restrictions on disposition and the lapse thereof remain in full force and effect.

        Restrictions on disposition may lapse earlier than the time specified in
Section 3(c) of the Agreement in accordance with the following:

        1. Restrictions on disposition of Restricted Shares will lapse as to twenty percent (20%) of any Performance Block owned by the Purchaser for each full year of employment following the later to occur of (a) January 1 of the year designated for the Performance Block, or (b) the Closing Date for the Restricted Shares in such Performance Block, provided that the Target Return on Capital (as defined below) is attained for the designated year of the Performance Block.

                EXAMPLE: Assume that the Closing Date for Restricted Shares in each Performance Block is February 1, 1995 and that the Target Return on Capital is achieved in 1995, but not achieved in 1996. If the Purchaser's employment with the Corporation terminates on February 1, 1997, restrictions on disposition will have lapsed as to 40% of the Restricted Shares in the 1995 Performance Block; restrictions on disposition will be maintained on the remaining 60% of Restricted Shares in the 1995 Performance Block and on 100% of the Restricted Shares in the 1996 through 1999 Performance Blocks, subject to the right of the Committee (as defined in each of the Plans) not to repurchase such shares pursuant to the terms of Paragraph 7 of such Plans.

        2. Restrictions on disposition of Restricted Shares in a Performance Block which would have lapsed in Paragraph 1 above but did not because the Target Return on Capital was not attained will retroactively lapse whenever the amount in (X) is equal to or greater than the amount in (Y) where (X) is the cumulative total of actual Pre-Tax Operating Profits (as defined below) for the designated year for the Performance Block and each following year and (Y) is the cumulative total of Pre-Tax Operating Profits which would have been earned if Target Returns On Capital had been achieved for the designated year for the Performance Block and each following year up to the point of measurement.

                EXAMPLE: Assume that the Closing Date for Restricted Shares in each Performance Block is February 1, 1995 and that the Target Returns on Capital are not achieved in 1995 or in 1996. If cumulative Pre-Tax Operating Profits in 1995 through 1997 equal or exceed the total Target Returns on Capital for all such years, restrictions on disposition on Restricted Shares in the 1995 through 1997 Performance Blocks will lapse on December 31, 1997 as follows: As to 40% of Restricted Shares in the 1995 and 1996 Performance Blocks and as to 20%, in the 1997 Performance Block. On February 1, 1998, restrictions will lapse as to an additional 20% of the 1995 Performance Block. Thereafter, restrictions on disposition on Restricted Shares in the 1995 through 1997 Performance Blocks will continue to lapse at the rate of 20% per year until all such shares are free of restriction without regard to Returns on Capital after 1997.

        3. For the purposes of this Appendix, the terms below shall have the meanings attributed to them. Such terms shall refer to the consolidated financial statements of the Corporation, as reported periodically to the Securities and Exchange Commission, adjusted to omit the effects of extraordinary items, discontinued operations, changes in accounting and to reflect such other adjustments as are deemed appropriate by the Committee (as defined below).

        (a) "Average Invested Capital" means in any year, the sum of stockholders' equity in the Corporation plus interest-bearing debt determined on average by referring to these amounts at the last day of the preceding year and at the end of each calendar quarter in the current year.

        (b) "Committee" means the Compensation Committee of the Board of Directors of the Corporation or any successor to such Committee.

        (c) "Pre-Tax Operating Profit" means consolidated operating profit (i.e., revenues less cost of goods sold and selling, general and administrative expenses) but before interest expense, amortization of goodwill and income taxes.

        (d) "Return on Capital" means the percentage determined by dividing the Pre-Tax Operating Profit for a fiscal year by the Average Invested Capital for the same year.

        (e) "Target Return On Capital" means the Return on Capital which the Committee has determined appropriate for the following fiscal years:

  Fiscal Year       Performance Block           Target Return on Capital
  -----------       -----------------           ------------------------
     1995           1995 Performance Block               17%
     1996           1996 Performance Block               18%
     1997           1997 Performance Block               19%
     1998           1998 Performance Block               20%
     1999           1999 Performance Block               21%


                               EKCO GROUP, INC.
                     RESTRICTED STOCK PURCHASE AGREEMENTS


                                   SCHEDULE


          Each of the following employees of the Company has a Restricted Stock Purchase Agreement with the Company which covers the following blocks of restricted shares awarded as of January 1, 1995 pursuant to the Company's 1984 and 1985 Restricted Stock Plans which is identical in form to the foregoing Form of Restricted Stock Purchase Agreement except as to the number of shares in each such Performance Block:


Name and Job Title(s)                      No. of Shares in Performance Block for Each Year
---------------------                      ------------------------------------------------

                                           1995         1996         1997         1998         1999
Robert Stein              1984 Plan:       13,300          -0-          -0-          -0-          -0-
President & Chief         1995 Plan:        5,916       19,216       19,216       19,216       19,216
 Executive Officer

Jeffrey A. Weinstein      1984 Plan:        3,723          -0-          -0-          -0-          -0-
Executive Vice Presi-     1985 Plan:        1,657        5,380        5,380        5,380        5,380
dent, Secretary &
General Counsel

Donato A. DeNovellis      1984 Plan:        3,016        1,840          -0-          -0-          -0-
Executive Vice Presi-     1985 Plan:          -0-        6,176        8,016        8,016        8,016
dent, Finance & Admi-
nistration, and Chief
Financial Officer

Richard J. Corbin         1984 Plan:        6,611          -0-          -0-          -0-          -0-
Executive Vice Presi-     1995 Plan:        2,942        9,553        9,553        9,553        9,553
dent, Marketing &
Sales and President,
Ekco Housewares, Inc.

Neil R. Gordon            1984 Plan:        1,329          -0-          -0-          -0-          -0-
Treasurer                 1985 Plan:          593        1,922        1,922        1,922        1,922

Brian R. McQuesten        1984 Plan:        1,675          -0-          -0-          -0-          -0-
Controller                1985 Plan:          741        2,416        2,416        2,416        2,416